Form 10KSB, Exhibit 13
period 2003-09-30
CLAREMONT TECHNOLOGIES CORP
filed 2004-02-04
CIK 1130128

CLAREMONT TECHNOLOGIES CORP.
                         (A Development Stage Company)


                            FINANCIAL STATEMENTS


                          SEPTEMBER 30, 2003 AND 2002
                          (expressed in U.S. dollars)

                             AUDITOR'S REPORT

To the Directors and Stockholders of
Claremont Technology Corp
(A Development Stage Company)

We have audited the consolidated balance sheet of Claremont Technology Corp (a development stage company) as at September 30, 2003 and 2002, and the statements of operations and deficit, cashflows, and changes in stockholders equity (deficiency) for the years ended September 30, 2003 and 2002, and for the cumulative period from September 14, 1999(date of inception) to September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides as reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2003 and 2002, and the results of its operations and cash flows and changes in stockholders equity (deficiency) for the years ended September 30, 2003 and 2002, and for the cumulative period from September 14, 1999(date of inception) to September 30, 2003, in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financials statements, the Company has incurred a net loss since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its development activities. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, BC
January 29, 2004                                  Morgan & Company
                                                 Chartered Accountants

                          CLAREMONT TECHNOLOGIES CORP
                         (A Development Stage Company)

                                BALANCE SHEETS
                           (expressed in U.S. dollars)


                                                              September 30
                                                          2003           2002
                                                     --------------------------
ASSETS

Current
     Cash                                             $  1,850      $     786
     Prepaid expenses                                        0          4,500
                                                      --------      ---------
                                                         1,850          5,286

Loan Receivable (Note 3)                                25,000              0
Website Development costs, net (Note 4)                  2,500          4,717
                                                      --------      ---------
                                                      $ 29,350      $  10,003
                                                      ========      =========

LIABILITIES

Current
     Accounts payable and accrued liabilities         $ 63,849      $  48,070
     Current portion of notes payable                   72,000              0
                                                      --------      ---------
                                                       135,849         48,070

Notes Payable (Note 5)                                  28,709         49,984
                                                      --------      ---------
                                                       164,558         98,054
SHAREHOLDERS' DEFICIENCY

Share Capital
  Authorized:
   25,000,000 common shares with a par value
      $0.001 per share

  Issued:
  16,320,000 (2002 - 5,100,000) common shares         $ 16,320      $   5,100

  Additional Paid in Capital                            35,680         46,900
                                                      --------      --------
                                                        52,000         52,000


Deficit Accumulated During the Development Stage      (187,208)      (140,051)
                                                      ---------     ---------
Total Stockholder's Equity (Deficit)                  (135,208)       (88,051)
                                                      ---------     ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)  $ 29,350      $  10,003
                                                      =========     =========

The accompanying notes are an integral part of these financial statements.

                           CLAREMONT TECHNOLOGIES CORP
                          (A Development Stage Company)

                     STATEMENTS OF OPERATIONS AND DEFICIT
                           (expressed in U.S. dollars)


                                                                        From inception
                                                    Years Ended          Sep 14, 1999
                                                    September 30        to September 30
                                                 2003           2002         2003
-----------------------------------------------------------------------------------------
Revenue                                    $        0     $        0     $   30,743

Expenses
  Amortization                                  2,217          1,560          4,500
  Consulting fees                              15,861         18,542         73,107
  Interest and bank charges                     7,800          4,844         15,004
  Office and sundry                               176          4,540          5,226
  Professional fees                            14,828         18,777         77,020
  Rent                                              0          7,004          7,004
  Software development                          4,500         12,500         17,000
  Computer software rights purchased                0              0         16,000
  Transfer agent                                1,775              0          3,090
                                              --------      ---------       --------
                                               41,157         67,767        217,951

                                              --------      ---------       --------
Net Loss For the Year                      $  (41,157)    $  (67,767)    $ (187,208)
                                                                         ===========

Deficit Accumulated during the
  development stage, beginning of year       (140,051)       (72,284)

Deficit Accumulated during the
  development stage, end of year           $ (187,208)    $ (140,051)
                                             ---------      ---------


Net Loss Per Share                         $    (0.01)    $    (0.01)



Weighted Average Number of
     Common Shares Outstanding               16,320,000     16,320,000




The accompanying notes are an integral part of these financial statements.

                           CLAREMONT TECHNOLOGIES CORP
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                           (expressed in U.S. dollars)


                                                                        From inception
                                                    Years Ended          Sep 14, 1999
                                                    September 30        to September 30
                                                 2003           2002         2003
-----------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net loss for the year                      $  (47,157)    $   (67,767)   $ (187,208)
 Add: Item not involving the use of cash
   Amortization                                  2,217           1,560         4,500
                                               --------         -------      --------
                                               (44,940)        (66,207)     (182,708)
 Change in assets and liabilities:
   Accounts receivable                               0           8,743             0
   Prepaid expense                               4,500             500             0
   Accounts payable and accrued liabilities     15,779          28,758        63,849
                                              ----------      ---------      ---------
                                               (24,661)        (28,206)     (118,859)

Cash Flows from Investing Activities
   Loan receivable                             (25,000)              0       (25,000)
   Website development costs                         0          (5,000)       (7,000)
                                              ---------       ---------      ---------
                                               (25,000)         (5,000)      (32,000)

Cash Flows from Financing Activities
   Proceeds from issue of common shares              0               0        52,000
   Notes payable                                50,725           5,000       100,709
                                             ---------        ---------     ---------
                                                50,725           5,000       152,709
                                             ---------       ---------      ---------

Change in cash during the year              $   1,064     $   (28,206)    $    1,850

Cash, beginning of year                           786          28,992

Cash, end of year                           $   1,850      $      786
                                           ===========     ==========

The accompanying notes are an integral part of these financial statements.

                                  CLAREMONT TECHNOLOGIES CORP
                                 (A DEVELOPMENT STAGE COMPANY)

                    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                       SEPTEMBER 30, 2003

                                     (STATED IN U.S. DOLLARS)

                                  NUMBER OF              ADDITIONAL     TOTAL
                                   COMMON        PAR      PAID-IN    ACCUMULATED    STOCKHOLDERS
                                   SHARES       VALUE     CAPITAL      DEFICIT         EQUITY
                                  ---------------------------------------------------------------
Balance, September 30, 1999               -  $         -  $      -    $        -   $          -

Issue of common shares at
  $0.001 (issued August 2, 2000)  2,000,000        2,000         -             -          2,000

Issue of common shares at $0.01
  (issued August 31, 2000)        3,000,000        3,000    27,000             -         30,000

Issue of common shares at $0.20
  (issued September 26, 2000)       100,000          100    19,900             -         20,000

Net loss for the year                     -            -         -       (28,687)       (28,687)
                                  ---------------------------------------------------------------

Balance, September 30, 2000       5,100,000        5,100    46,900       (28,687)        23,313

Net loss for the year                     -            -         -       (43,597)       (43,597)
                                  ---------------------------------------------------------------

Balance, September 30, 2001       5,100,000        5,100    46,900       (72,284)       (20,284)

Net loss for the year                     -            -         -       (67,767)       (67,767)
                                  ---------------------------------------------------------------

Balance, September 30, 2002       5,100,000        5,100    46,900      (140,051)       (88,051)

2.2 for 1 stock dividend         11,220,000       11,200   (11,220)            -              -

Net loss for the year                     -            -         -       (47,157)       (47,157)
                                  ---------------------------------------------------------------

Balance, September 30, 2003      16,320,000  $    16,320  $ 35,680     $(187,208)  $   (135,208)

===============================================================

The accompanying notes are an integral part of these financial statements.

                           CLAREMONT TECHNOLOGIES CORP
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


1.	NATURE OF BUSINESS AND CONTINUED OPERATIONS

The Company was incorporated on September 14, 1999 under the laws of the State of Nevada. The Company had no activities or any transactions from inception on September 14, 1999 to September 30, 1999. The Company is a development stage company and has been involved in developing an internet computer software program known as "Clear Switch". The "Clear Switch" computer software program was being designed to automate the process of submission of internet web page information to major internet search engines. Due to insufficient funding, the development of this software program has been suspended. The Company also offers consulting services relating to the installation, maintenance and upgrades of wireless computer systems.

Since inception, the Company has suffered recurring losses and net cash outflows from operations. The Company expects to continue to incur substantial losses to complete the development of its business. Since its inception, the Company has funded operations through common stock issuances and loans in order to meet its strategic objectives. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of its products under development. As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


2.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States.
Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

                           CLAREMONT TECHNOLOGIES CORP
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)	Development Stage Company

The Company is a development stage company as defined in the Statements of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

b)	Software Development

i)	Under the provisions of Statement of Financial Accounting Standards
No. 86 - "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", issued by the Financial Accounting Standards Board, certain costs incurred in the internal development of computer software which is to be licensed to customers are capitalized. Amortization of capitalized software costs is provided upon commercial release of the products at the greater of the amount using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or, (ii) the straight-line method over the remaining estimated economic life of the product including the period being reported on.

Costs that are capitalized as part of internally developed software primarily include direct and indirect costs associated with payroll, computer time and allocable depreciation and other direct allocable costs, among others. All costs incurred prior to the establishment of technological feasibility are expensed as research and development costs during the periods in which they were incurred. The technological feasibility will be established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications. Capitalization stops when the product is available for general release.
The amount by which unamortized software costs exceeds the net realizable value, if any, is recognized as expense in the period it is determined.
The company will evaluate the net realizable value of capitalized computer software costs and intangible assets on an ongoing basis relying on a number of factors including operating results, business plans, budgets and economic projections.

Assets that are acquired for development activities that have an alternate future use will be capitalized.

                           CLAREMONT TECHNOLOGIES CORP
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

b)	Software Development (Continued)

ii)	Under the provision of Statement of Position No. 98-1 - "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company has capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Costs are amortized to expense over an estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operations, including training and application, are expensed as incurred. The Company evaluates the recoverability of website development costs in accordance with Financial Accounting Standards No. 121
- "Accounting for the Impairment of Long Lived Assets". No impairment loss has been recognized in these financial statements.

c)	Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's best estimates as additional information becomes available in the future.

d)	Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 - "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

e)	Revenue Recognition

i)	Software

The Company will recognize revenue related to software licenses and software maintenance in compliance with the American Institute of Certified Public Accountants Statement of Position No. 97-2 - "Software Revenue Recognition".

                           CLAREMONT TECHNOLOGIES CORP
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)	Revenue Recognition (Continued)

i)	Software (Continued)

It is anticipated that the Company will license software under non cancellable license agreements and provide maintenance services, consisting of product support services and periodic updates. License fee revenues will generally be recognized when a non cancellable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligation, the fees are fixed and determinable, and collection is considered probable. Revenues from maintenance agreements will be recognized ratably over the maintenance period. Revenue will be deferred for post contract support and other future deliverables, and will be recognized over the support period or as the elements of the agreement are delivered. For arrangements involving multiple elements, revenue will be allocated to the various elements based upon vendor specific objective evidence of fair value based upon determinations by management. If discounts are offered in these multiple element arrangements, a proportionate amount of the discount will be applied to each portion based upon the relative fair values of each portion without regard to the discount.

ii)	Consulting

Revenue relating to consulting services can be on a time and materials basis or a fixed fee basis. For fixed fee contracts, revenue is recognized on a percentage of completion basis, generally representing time spent relative to total estimated time. For contracts that are on a time and materials basis, revenue is recognized as the services are performed. Provisions for estimated losses on contracts, if any, are recorded when identifiable.

f)	Financial Instruments

The Company's financial instruments consist of cash, loan receivable, accounts payable and accrued liabilities, and notes payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

                           CLAREMONT TECHNOLOGIES CORP
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

g)	Foreign Currency Translation

The Company's functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

i)	monetary items at the rate prevailing at the balance sheet date;
ii)	non-monetary items at the historical exchange rate;
iii)	revenue and expense at the average rate in effect during the applicable accounting period.

h)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.


3.	ACQUISITION OF SAFE CELL TAB INC.

The Company has entered into a share exchange agreement which provides for the acquisition of 100% of the issued and outstanding shares of Safe Cell Tab Inc. ("Safe Cell") in consideration of the issuance of 8,480,000 common shares. Completion of the acquisition is subject to certain conditions precedent which had not been satisfied at September 30, 2003.

In contemplation of the completion of the acquisition, the Company has loaned $25,000 to Safe Cell. The loan is interest free with no specific terms of repayment.


4.	WEBSITE DEVELOPMENT COSTS

                                                    2003       2002
Cost	                                           $ 7,000     $ 7,000
Less:  Accumulated amortization		            (4,500)     (2,283)
                                                   --------    --------
                                                   $ 2,500     $ 4,717

                           CLAREMONT TECHNOLOGIES CORP
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

5.	NOTES PAYABLE

                                                                    2003        2002
                                                                  -------     -------
Notes payable to an officer of the Company are due on October
1, 2004, together with interest at 10% per annum, compounded
annually and payable at maturity                                 $  10,709   $  31,984

Note payable due October 1, 2004, together with interest at 10%
per annum, compounded annually and payable at maturity              18,000      18,000

Notes payable due August 31, 2004 together with interest at 10%
per annum, compounded annually and payable at maturity	            72,000           0
                                                                   --------     -------
                                                                   100,709      49,984

Current portion of notes payable                                    72,000           0
                                                                   --------     -------

                                                                 $  28,709    $ 49,984
                                                                 ==========   =========

6.	RELATED PARTY TRANSACTIONS

a)	During the year ended September 30, 2003, the Company accrued interest of $6,529 (2002 - $4,709) on notes payable to an officer of the Company, and accrued $12,000 in consulting services (2002 - $12,000) to a former President of the Company.

b)	Included in accounts payable and accrued liabilities at
September 30, 2003 is $28,618 (2002 - $12,673) owing to an officer of the Company.